Herman Miller Reports First Quarter Fiscal 2018 Results

•	Orders and backlog up 8% organically compared to prior year

•	Reported EPS of $0.55 per share; adjusted EPS of $0.57 per share in-line with guidance

•	Continued progress on cost savings initiative
Webcast to be held Thursday, September 21, 2017, at 9:30 AM ET

Release	Immediate
Date	September 20, 2017
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its first quarter ended September 2, 2017. The quarter included a standard thirteen weeks of operations as compared to fourteen weeks in the prior fiscal year's first quarter. The additional week in last year's first quarter was required to more closely align Herman Miller’s fiscal year with the calendar months.

On an organic basis, net sales and orders in the first quarter increased by 3.9% and 7.8%, respectively, from the same quarter last fiscal year. Organic net sales and orders exclude the impact of the extra week in last fiscal year's first quarter, foreign currency translation and dealer divestitures, as well as the impact of a change in shipping terms for Design Within Reach sales during the quarter. Reported net sales in the quarter totaled $580.3 million, a decrease of 3.1% from the same quarter last fiscal year. Reported new orders in the first quarter of $594.8 million were consistent with the prior year level.

Herman Miller reported net earnings of $0.55 per share on a diluted basis in the first quarter. Excluding the impact of restructuring and other charges recognized in the period associated with the company's previously announced profitability improvement initiatives, adjusted earnings per share in the first quarter totaled $0.57, compared to earnings per share of $0.60 in the first quarter of last fiscal year. The company estimates the extra week of operations in the prior year first quarter increased earnings per share by approximately $0.05 in that period.

Brian Walker, Chief Executive Officer, stated “We are encouraged by the strong level of demand across much of the business. This was particularly notable within our North America and ELA segments, both of which delivered solid year-over-year organic order growth in the quarter that was better than we experienced last fiscal year. These improvements were complemented by continued traction in our Consumer business, which posted double-digit organic sales and order growth this quarter. Despite some operating challenges with product mix shifts and heightened warranty accruals, we were able to deliver net sales and earnings in-line with the expectations we set at the beginning of the quarter. Our employee-owners did a great job of managing cost and implementing the cost initiatives we announced last year. Looking forward, while we think the overall global economic picture remains positive, there will be some challenges resulting from the recent storms in Texas and the South East. We are thankful that our people and the employees of our dealer partners are safe, but we know that many of them and our customers are understandably spending a good deal of time recovering and helping others less fortunate."

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First Quarter Fiscal 2018 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)
	Three Months Ended
	9/2/2017	9/3/2016	% Chg.
	(13 weeks)	(14 weeks)
Net Sales	$580.3	$598.6	(3.1)%
Gross Margin %	37.4%	38.4%	N/A
Operating Expenses	$165.7	$173.6	(4.6)%
Restructuring Expenses and Other Charges	$2.1	$—	N/A
Operating Earnings %	8.5%	9.4%	N/A
Adjusted Operating Earnings %*	8.8%	9.4%	N/A
Adjusted EBITDA*	$67.8	$70.9	(4.4)%
Net Earnings Attributable to Herman Miller, Inc.	$33.1	$36.3	(8.8)%
Earnings Per Share – Diluted	$0.55	$0.60	(8.3)%
Adjusted Earnings Per Share – Diluted*	$0.57	$0.60	(5.0)%
Orders	$594.8	$595.6	(0.1)%
Backlog	$332.1	$320.5	3.6%
*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the first quarter of fiscal 2018 totaled 37.4%, representing a 100 basis point decrease from the level reported in the same quarter of last fiscal year.
Operating expenses in the first quarter were $165.7 million compared to $173.6 million in the same quarter a year ago. This represented a year-over-year decrease of $7.9 million, the majority of which related to the impact of an extra week of operations in the first quarter of fiscal 2017.
The Company recognized pre-tax restructuring expenses and other charges totaling $2.1 million in the first quarter, all of which relate directly to initiatives aimed at achieving its previously outlined cost reduction goals. Restructuring expenses related to severance and outplacement benefits associated with targeted workforce reductions implemented during the period. Other charges related to external consulting fees associated with the company's profitability improvement initiatives within the Consumer business segment.

Herman Miller’s effective income tax rate in the first quarter was 30.5%, compared to 32.0% in the same quarter last fiscal year.

Jeff Stutz, Chief Financial Officer, noted, "Our results this quarter reflect a combination of offsetting positive and negative factors. Gross margin came in near the low end of our expectations for the quarter. This was due in part to a product mix shift that caused capacity imbalances that resulted in additional cost to serve customers, as well as lower production leverage in some operations. Despite these pressures on gross margin, the organization continued its collective focus on cost management, enabling us to deliver earnings in-line with the expectations we set at the start of the quarter. This focus on cost savings also helped offset higher than normal warranty expenses this quarter. While we have more work in front of us, we are encouraged by the progress we've made toward our long-term goal of achieving gross annualized cost savings of $25 million to $35 million. Achieving this target is important to our strategy as it will help fund growth investments and help us drive operating margins above 10% by the end of fiscal 2020.”

The Company ended the first quarter with total cash and cash equivalents of $80.0 million, a decrease of $16.2 million from the balance at the end of the fiscal 2017. Cash flow generated from operations in the first quarter was $18.9 million. This compared to $30.2 million in the respective period last fiscal year.

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Segment Sales and Orders

The following tables summarize reported and organic segment sales and orders for the first quarter of fiscal 2018:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	9/2/17					9/3/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$328.6	$93.4	$75.1	$83.2	$580.3	$347.2	$97.3	$78.7	$75.4	$598.6
% change from PY	(5.4)%	(4.0)%	(4.6)%	10.3%	(3.1)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(8.1)	—	—	—	(8.1)
Currency Translation Effects (1)	(0.4)	0.1	—	—	(0.3)	—	—	—	—	—
Impact of Extra Week in FY17	—	—	—	—	—	(21.7)	(6.3)	(4.3)	(4.7)	(37.0)
Impact of Change in DWR Shipping Terms	—	—	—	(5.0)	(5.0)	—	—	—	—	—
Net Sales, organic	$328.2	$93.5	$75.1	$78.2	$575.0	$317.4	$91.0	$74.4	$70.7	$553.5
% change from PY	3.4%	2.7%	0.9%	10.6%	3.9%

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	9/2/17					9/3/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	$334.8	$108.5	$75.4	$76.1	$594.8	$333.3	$109.8	$81.4	$71.1	$595.6
% change from PY	0.5%	(1.2)%	(7.4)%	7.0%	(0.1)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(7.0)	—	—	—	(7.0)
Currency Translation Effects (1)	—	(0.1)	—	—	(0.1)	—	—	—	—	—
Impact of Extra Week in FY17	—	—	—	—	—	(20.0)	(8.1)	(4.8)	(4.0)	(36.9)
Orders, organic	$334.8	$108.4	$75.4	$76.1	$594.7	$306.3	$101.7	$76.6	$67.1	$551.7
% change from PY	9.3%	6.6%	(1.6)%	13.4%	7.8%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Second Quarter Fiscal 2018 Guidance

Looking forward, Herman Miller expects net sales in the second quarter of fiscal 2018 to be in the range of $590 million to $620 million. On an organic basis, adjusted for the impact of a dealer divestiture and foreign currency translation, this forecast implies organic sales growth of 6% compared to the second quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range from $0.55 to $0.61 per share.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the first quarter of fiscal 2018 on Thursday, September 21, 2017, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index ten years in a row, was named a 2016 Top 100 Healthiest Employer, and has earned numerous global sustainability awards. In fiscal 2017, the company generated $2.28 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term cost saving goals, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended September 2, 2017 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	September 2, 2017		September 3, 2016
	(13 weeks)		(14 weeks)
Net Sales	$580.3	100.0%	$598.6	100.0%
Cost of Sales	363.4	62.6%	368.6	61.6%
Gross Margin	216.9	37.4%	230.0	38.4%
Operating Expenses	165.7	28.6%	173.6	29.0%
Restructuring and Impairment Expenses	2.1	0.4%	—	—%
Operating Earnings	49.1	8.5%	56.4	9.4%
Other Expenses, net	2.6	0.4%	3.2	0.5%
Earnings Before Income Taxes and Equity Income	46.5	8.0%	53.2	8.9%
Income Tax Expense	14.2	2.4%	17.0	2.8%
Equity Income, net of tax	0.8	0.1%	0.3	0.1%
Net Earnings	33.1	5.7%	36.5	6.1%
Net Earnings Attributable to Noncontrolling Interests	—	—%	0.2	—%
Net Earnings Attributable to Herman Miller, Inc.	$33.1	5.7%	$36.3	6.1%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.55		$0.61
Weighted Average Basic Common Shares	59,758,610		59,930,772
Earnings Per Share – Diluted	$0.55		$0.60
Weighted Average Diluted Common Shares	60,329,269		60,537,156

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	September 2, 2017	September 3, 2016
	(13 weeks)	(14 weeks)
Net Earnings	$33.1	$36.5
Cash Flows provided by Operating Activities	18.9	30.2
Cash Flows used for Investing Activities	(24.2)	(51.4)
Cash Flows used for Financing Activities	(13.0)	0.8
Effect of Exchange Rates	2.1	0.6
Change in Cash	(16.2)	(19.8)
Cash, Beginning of Period	96.2	84.9
Cash, End of Period	$80.0	$65.1

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	September 2, 2017	June 3, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$80.0	$96.2
Marketable Securities	8.7	8.6
Accounts and Notes Receivable, net	191.2	186.6
Inventories, net	166.9	152.4
Prepaid Expenses and Other	51.9	48.1
Total Current Assets	498.7	491.9
Net Property and Equipment	328.1	314.6
Other Assets	491.6	499.8
Total Assets	$1,318.4	$1,306.3

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	166.2	148.4
Accrued Liabilities	217.8	237.3
Total Current Liabilities	384.0	385.7
Long-term Debt	203.9	199.9
Other Liabilities	98.4	108.4
Total Liabilities	686.3	694.0
Redeemable Noncontrolling Interests	23.4	24.6
Herman Miller, Inc. Stockholders' Equity	608.5	587.5
Noncontrolling Interests	0.2	0.2
Total Stockholders' Equity	608.7	587.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,318.4	$1,306.3

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